EXHIBIT 10tt

                                            January 30, 1995

Mr. Mark S. Sellers
Homeland Stores, Inc.
400 N.E. 36th Street
Oklahoma City, Oklahoma  73105

Dear Mark:

          The purpose of this letter agreement (the
"Agreement") is to confirm, amend and restate the terms of your employment with the Homeland Stores, Inc. (the
"Corporation"). This Agreement supersedes in all respects all prior agreements and understandings, whether written or oral, express or implied, between you and the Corporation and any of its affiliates relating to your employment and the termination thereof.

          1. Duties. You will be employed as the Executive Vice President - Finance and Chief Financial Officer of the Corporation and, in addition, in such other executive capac-ities for the Corporation and the Homeland Holding Corpora-tion or any subsidiary of the Corporation (the "Affiliates") as may be determined from time to time by or under the authority of the Corporation's Board of Directors. You will devote all of your skill, knowledge and full working time (reasonable vacation time and absence for sickness or dis-ability excepted) solely and exclusively to the conscien-tious performance of such duties.

          2. Term. This Agreement shall be effective as of January 1, 1995 and expire on the thirtieth day (or such later date as the parties may agree) following the closing of the asset purchase contemplated in the Letter of Intent between the Corporation and Associated Wholesale Grocers Inc., dated as of November 23, 1994 (such thirtieth day hereinafter referred to as the "Termination Date"), unless sooner terminated by reason of your death or Disability (as defined hereinafter) or in accordance with paragraph 10 hereof. For purposes of this Agreement, "Disability" is defined to mean that, as a result of your incapacity due to physical and mental illness, you shall have been absent from your duties to the Corporation and its Affiliates on a sub-stantially full-time basis for six consecutive months, and within 30 days after the Corporation notifies you in writing that it intends to replace you, you shall not have returned to the performance of your duties on a full-time basis. Notwithstanding the foregoing, if the Termination Date does not occur on or before December 31, 1995, this Agreement shall expire at the end of business on such date (in which event, December 31, 1995 shall be deemed to be the Termination Date for purposes of this Agreement), except that (i) any incentive compensation payable to you under the Corporation's annual incentive compensation program referred to in paragraph 5 shall be paid to you at the time annual incentive compensation is paid to other senior executives and (ii) the Corporation shall pay you the retention payment described in paragraph 6 below within 10 business days after December 31, 1995.

          3. Resignation of Offices. Effective upon the Termination Date, you hereby voluntarily resign as Executive Vice President - Finance and Chief Financial Officer and as a member of the Board of Directors (the "Board"). Effective upon the Termination Date, you hereby also voluntarily resign from each position, whether as a director, officer or both, you hold on such date with each of the Corporation's Affiliates.

          4. Base Salary. As compensation for the duties to be performed by you through the Termination Date, the Corporation shall pay you a base salary at the annual rate of $170,000 per annum.

          5. Incentive Bonus. If you are still employed by the Corporation on the Termination Date and if the Corpora-tion meets or exceeds the applicable performance objectives under its generally applicable annual incentive compensation program, you shall receive for your services in 1995 a bonus equal to the product of (i) and (ii) below:

     (i) the amount which would have been payable to you under the Corporation's annual incentive compensa-tion plan for its senior officers for calendar year 1995, based on

          (A)  a target bonus opportunity of $170,000,

          (B) the Corporation's actual performance through the end of the fiscal month in which the actual Termination Date occurs (the "End
               Date") and

          (C) the cumulative performance objectives and thresholds established under the Corpora-tion's annual incentive compensation plan with respect to the period ending on the End
               Date and

     (ii) a fraction, the numerator of which is the number of days in 1995 prior to and including the Termination Date and the denominator of which is 365.

Any amount payable under this paragraph 5 shall be paid to you within 10 business days after the Termination Date.

          6.   Retention Payments.  If you are still
employed by the Corporation on the Termination Date, the Corporation will pay you $195,000 in a single lump sum within 10 business days after the Termination Date; provided that, such amount shall be reduced by the amount of any outstanding indebtedness you have to the Corporation (after giving effect to the reduction therein described in para-graph 9 below). The gross amount described in the preceding sentence includes a payment in respect of the salary that you agreed to forego as part of a general 10% reduction in the base salaries payable to the Corporation's executive officers.

          7. Expenses. The Corporation will furnish, insure and maintain for your use while you are employed by the Corporation the automobile currently used by you. The Corporation will reimburse you for reasonable travel, lodg-ing, meal and other appropriate expenses incurred by you in connection with your performance of services under this letter agreement upon submission by you of evidence, satis-factory to the Corporation, of the incurrence and purpose of each such expense.

          8. Employee Programs. During the period through the Termination Date, you shall receive from the Corporation the same employee benefits and perquisites as are provided to you on the date hereof. For your service for the Corporation during 1995, you shall accrue vacation days at the rate of one and two-thirds days for each full month of service (i.e., four weeks per annum). If you are still employed by the Corporation on the Termination Date, the Corporation shall pay you, at the end of each of the first twelve months commencing after the Termination Date, an amount equal to the monthly amount (the "Monthly Benefit Costs") it paid to you immediately prior to the date hereof in respect of the individual benefit arrangements that you currently maintain in effect (the "Individual Arrangements") in lieu of participating in the medical, dental, vision, life and disability insurance and other welfare benefits provided by the Corporation to its executive officers; provided that if you obtain employment with an employer that provides any similar benefits to its employees or senior officers, the Corporation's obligation to continue to pay for the related Individual Arrangements shall cease (with prorata payments to be made through the date of such cessation) as of the first date as of which you may receive such benefits under the employer's generally applicable plans, policies or arrangements. Effective as of the Termination Date, your continued participation in, or rights to receive compensation or other benefits under, any of the Corporation's other employee benefit plans, programs or arrangements shall be governed by the terms and conditions of the applicable plan, program or arrangement.

          9. Relocation. (a) As soon as practicable after the execution hereof, the Corporation will apply for your benefit an amount equal to $271,613. This amount will be applied first to pay withholding taxes arising with respect to such payment and then to reduce your outstanding indebt-edness to the Corporation. This amount is in satisfaction of your contractual right to be reimbursed in respect of (i) costs and expenses that you incurred with respect to the sale of your home in Atlanta, Georgia, (ii) costs and expenses related to your relocation to Oklahoma in con-nection with initially becoming an employee of the Corpora-tion that have not previously been reimbursed and (iii) taxes related to the costs and expenses described in clauses
(i) and (ii).

          (b) If you are still employed by the Corporation on the Termination Date, the Corporation shall also pay or reimburse you, up to a maximum of $30,000, for (i) all reasonable costs of moving your household goods between Oklahoma and Kansas City and (ii) the reasonable legal fees, closing costs and real estate commissions incurred by you in connection with the sale of your home in Oklahoma; provided that (x) the obligation of the Corporation to pay such relocation expenses shall be reduced, on a dollar for dollar basis, by any amount paid in respect of such relocation expenses by any person with whom you accept employment and
(y) if the Corporation shall have paid any amount in respect of such expenses which exceeds the amount it is required to pay (after taking into account the adjustment described in clause (x) above) you shall return such excess amount to the Corporation within 10 days after such other employer pays or reimburses you for such expenses. As a condition to your receipt of the benefits payable under this Agreement, you agree immediately to notify the Corporation of any job offer you receive that may affect the Corporation's obligations under this paragraph 9(b).

          10. Termination Prior to the Termination Date. Upon (a) the termination of your employment by the Corpora-tion for other than Cause (as hereinafter defined) or (b) the termination of your employment by you for Good Reason (as hereinafter defined), the Corporation shall pay you the amounts otherwise payable to you on the Termination Date pursuant to paragraphs 5 and 6 and provide to you the post-termination benefits otherwise to be provided to you follow-ing the Termination Date pursuant to paragraph 8. The fore-going amounts and benefits will be payable at the times determined under each such preceding paragraph, assuming for this purpose that the date your employment terminates is the Termination Date. Except to the extent expressly provided in paragraph 5 or 8, as incorporated herein, the amounts and benefits payable under this paragraph 10 will not be subject to any offset, mitigation or other reduction as a result of your receiving salary or other compensation by reason of your securing other employment.

          For purposes of this Agreement, "Cause" is defined to mean (a) your willful failure to substantially perform your duties and continuance of such failure for more than 30 days after the Corporation notifies you in writing that you are failing to substantially perform your duties, setting forth in reasonable detail the manner in which you are fail-ing so to perform your duties; (b) your engaging in serious misconduct which is injurious to the Corporation; or (c) your conviction in a court of proper jurisdiction of a crime which constitutes a felony. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there is delivered to you a copy of a reso-lution, duly adopted by the Corporation's Board of Direc-tors, finding that the Corporation has "Cause" to terminate you as contemplated in this paragraph. In the event that the Corporation shall terminate your employment for Cause, the Corporation shall only be obligated to pay you (a) your base salary earned through the date of such termination, (b) the amount payable in respect of the Individual Arrangements through the date of such termination and, (c) the amount necessary to reimburse you for expenses incurred prior to the date of such termination for which the Corporation has agreed to reimburse you as provided in this Agreement and, to the extent provided under the Corporation's generally applicable policies and procedures, any unused vacation time, plus (d) if your employment terminates upon your death or disability, incentive compensation for the portion of the incentive year that precedes the date of such termination, such incentive compensation to be a pro rata amount of the incentive compensation payable for the entire incentive year.

          For purposes of this Agreement, a termination by you shall be treated as having occurred for "Good Reason" if it occurs within 30 days following the occurrence of any of the following events without your prior written consent: (a) your removal or any failure to reelect or redesignate you to the position of Executive Vice President - Finance, Chief Financial Officer of the Corporation, except in connection with a termination of your employment by the Corporation for Cause, (b) a change in your location of employment from Oklahoma City or (c) a material reduction in your base salary.

          11. Release. In consideration of the Corpora-tion's payment to you of the amount described in paragraphs 5, 6, 8 and 9 or paragraphs 9 and 10, as the case may be, you hereby release and discharge the Corporation and each of its Affiliates and each of their respective officers, directors, employees, agents and assigns from any and all claims, liabilities, demands or causes of actions, known or unknown, arising out of or in any way connected with or related to the termination of your employment, including, without limitation, any claims: (i) based on any local, state or Federal statute relating to age, sex, race or other form of discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended),
(ii) of wrongful discharge, (iii) related to any breach of any implied or express contract (whether oral or written) and (iv) for intentional or negligent infliction of emo-tional harm, defamation or any other tort, but expressly excluding claims for vested benefits under the generally applicable terms and conditions of any employee benefit plan maintained by the Corporation or any of its Affiliates.

          Effective as of the Termination Date, the Corpora-tion shall release you from any and all claims, known or unknown, arising out of or relating to your employment with the Corporation, provided that expressly excluded from this release are any and all claims (even if referred to above) arising out of or relating to (i) any fraud against the Corporation, (ii) your intentional or willful misconduct or
(iii) any breach of the terms of this Agreement.

          12. Voluntary Action. You hereby acknowledge that (i) you have read this Agreement (including, without limitation, the release set forth in paragraph 11 hereof),
(ii) you fully understand the terms of this Agreement, (iii) you have had the opportunity to review this Agreement with your legal representative and (iv) you have executed this Agreement voluntarily and without coercion, whether express or implied. You have been advised by the Corporation that he should consult with an attorney regarding the arrange-ments set forth in this Agreement.

          13. No Derogatory Comments. You agree to refrain from making any derogatory comment concerning the Corpora-tion or any of its Affiliates, or any of the current or former shareholders, officers, directors or employees of the Corporation or its Affiliates or from taking any other action with respect to the Corporation which is reasonably expected to result, or does result, in damage to the busi-ness or reputation of the Corporation or any of its Affil-iates or any of the current or former shareholders, offi-cers, directors or employees of the Corporation or its Affiliates, but expressly excluding herefrom any comments by you to enforce any rights or claims against the Corporation which are not released by you in paragraph 11 above. The Corporation agrees to refrain from making any derogatory comment about you, but expressly excluding herefrom any comments by the Corporation to enforce any rights or claims against you (or to defend any claims by you) which are not released in paragraph 11 above.

          14. Non-disclosure. Without the prior written consent of the Corporation, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, you shall not disclose any trade secrets, customer lists, drawings, designs, product development and related information, marketing plans and related information, sales plans and related information, manufacturing plans and related inform-ation, management organization and related information (including data and other information related to members of the Board and management), operating policies and manuals, business plans and related information, financial records and related information, packaging design and related information or other financial, commercial, business or technical information related to the Corporation or its Affiliates to any third person unless such information has been previously disclosed to the public by the Corporation or has become public knowledge other than by a breach of this Agreement.

          15. Return of Documents and Property. You agree that upon the Termination Date or your earlier termination of employment you shall return to the Corporation (i) any documents and materials containing trade secrets and other confidential information relating to the Corporation's busi-ness and affairs, and (ii) any other documents, materials and other property belonging to the Corporation or any of its subsidiaries that are in your possession or control.

          16. Indemnity. The Corporation or one of its Affiliates, as appropriate, shall indemnify you for any claim arising out of or in connection with Employee's serv-ice as an officer of the Corporation or as a trustee or plan administrator of any of the Corporation's employee benefit plans and as an officer, director or employee of any of the Corporation's Affiliates in the same manner and to the same extent as the Company or such Affiliate, as the case may be, indemnifies its then current directors, officers or employ-ees.

          17. Binding Effect. This Agreement shall be binding on and inure to the benefit of the Corporation and each of its successors and assigns. This Agreement shall also be binding on and inure to the benefit of and be enforceable by your personal or legal representatives, exec-utors, administrators, heirs, distributees, devisees and legatees. If you should die while any amounts are still payable to you under this Agreement, the Corporation shall pay such amounts, unless otherwise provided herein, in accordance with the terms of this Agreement to your personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be.

          18. Remedies. You acknowledge that a material part of the inducement for the Corporation to enter into this Agreement is your covenants set forth in paragraphs 13 through 15 hereof. You agree that if you shall breach any of those covenants, the Corporation shall have no further obligation to provide you any benefits otherwise payable hereunder (except as may otherwise be required at law) and shall be entitled to such other legal and equitable relief as a court shall reasonably determine.

          19. Notices. All notices and other communica-tions required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified express mail, return receipt requested, postage prepaid, to you at Post Office Box 37, Lawson, Missouri 64062-0037 and at 6004 Morning Dove Lane, Edmond, OK 73003-2521 or to the Corpora-tion at 400 N.E. 36th Street, Oklahoma City, OK 73105,
Attention: President, with a copy to Clayton, Dubilier & Rice, Inc., 126 East 56th Street, New York, NY 10022,
Attention: B. Charles Ames, or to such other address as either party shall specify by notice to the other.

          20. General Provisions. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Corpor-ation's Board of Directors and is agreed to in a writing signed by you and the officer designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or impled, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          21. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Oklahoma City, Oklahoma, in accordance with the Commercial Arbitration
Rules of the American Arbitration Association then in effect.

         22. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma, without giv-ing effect to its conflict of laws provisions.


                              HOMELAND STORES, INC.


Witnessed:                    James A. Demme

Linda Kenney



                              MARK S. SELLERS


Witnessed:                    Mark S. Sellers

Linda Kenney